Exhibit 10.5
CHANGE IN CONTROL AGREEMENT
     THIS CHANGE IN CONTROL AGREEMENT, dated as of February 20, 2009, is entered into between Gibraltar Industries, Inc., a Delaware corporation (the “Company”) and Paul M. Murray (the “Executive”).
     The Company believes that it is in the best interests of the Company and its shareholders to provide the Executive with an incentive to continue his employment and to motivate the Executive to maximize the value of the Company.
     It is possible that from time to time the Company will consider the possibility of a change in control. The Company recognizes that such consideration can be a distraction to the Executive and can cause the Executive to consider alternative employment opportunities. The Company has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication and objectivity of the Executive, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined below) of the Company.
     The Company believes that it is imperative to provide the Executive with certain benefits upon termination of employment upon a Change in Control, which benefits are intended to provide the Executive with financial security and provide sufficient incentive and encouragement to the Executive to remain with the Company notwithstanding the possibility of a Change in Control.
     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follow:
1. Definitions. When used in this Agreement, the following terms shall have the following meanings:
     (a) “Act” means the Securities and Exchange Act of 1934, as amended.
     (b) “Affiliate” means, with respect to any person or entity, any other person or entity controlling, controlled by or under common control with such person or entity, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a person or entity, whether through the ownership of voting securities, contract or otherwise.
     (c) “Annual Compensation” means the sum of: (i) the amount of the annual base salary of the Executive which is in effect during the calendar year preceding the calendar year in which a Change in Control occurs; and (ii) the highest annual bonus paid to the Executive by the Company during the three (3) calendar year period preceding the calendar year in which a Change in Control occurs. Annual Compensation shall include the amount of any compensation which is not paid to the Executive as a result of an affirmative election made by the Executive to defer his receipt of any compensation, including without limitation, compensation and/or bonuses deferred pursuant to the Company’s Management Stock Purchase Plan, compensation deferred under the Company’s 401(k) Restoration Plan and compensation deferred pursuant to any applicable 401(k) plan, Section 125 plan, cafeteria plan or other plan maintained by the Company under which the Executive, by making an affirmative election, is permitted to defer his receipt of such compensation. Annual Compensation shall not include the grant of stock options, restricted stock, restricted units, performance shares, performance units and rights or other equity or equity based grants.
     (d) “Board” means the Board of Directors of Gibraltar Industries, Inc.
     (e) “Cause” means that the Company has determined (and provided the Executive a written statement of its determination) that the Executive has engaged in egregious acts or omissions which have resulted in material injury to the Company and its business.
     (f) “Code” means the Internal Revenue Code of 1986, as amended.
     (g) “Competitive Business” means any business engaged in the design, development, manufacture, merchandising, distribution or sale of any products or services designed, developed, merchandised, distributed, sold or provided by the Company or its Affiliates or its successor or its Affiliates during the one (1) year period preceding and the one (1) year period following a Change in Control.
     (h) “Change in Control” shall be deemed to have occurred if:
(i)	During any consecutive twelve-month period, any “person” or group of persons (within the meaning of Section 13(d) of the Act) other than the Company, an Affiliate of the Company, an employee benefit plan sponsored by the Company or any of its Affiliates, or any one or more members of the Lipke family becomes the “beneficial owner” (as defined in section 13(d) of the Exchange Act) of thirty-five percent (35%) or more of the then outstanding Voting Stock through a transaction or series of transactions which have not been arranged by or consummated with the prior approval of the Board of Directors;

(ii)	a majority of the members of the Board of Directors is replaced during any consecutive twelve-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors prior to the date of appointment or election;

(iii)	the Company enters into a Merger Sale Agreement; provided however, that the entry into a Merger Sale Agreement shall only be deemed a “Change in Control” if the Executive’s employment with the Company and all of its Affiliates is terminated without Cause or he resigns for Good Reason during the period beginning on the date the Merger Sale

Agreement is executed and ending on the date the Merger Sale is consummated or the Merger Sale Agreement is terminated; or
(iv)	the consummation of a Merger Sale.
     (i) “Excise Tax” means the excise tax imposed by Section 4999 of the Code and any interest or penalties with respect to such tax.
     (j) “Good Reason” means that: (i) one or more of the events described in the following sentence has occurred; (ii) the Executive has, no later than ninety (90) days following the occurrence of any such event, provided written notice to the Company that the event has occurred and that the Executive intends to terminate his employment with the Company unless the Company, within thirty (30) days following the receipt of such notice, the Company (or its successor) fully and completely restores the Executive to the position which he would have been in had such event not occurred; and (iii) the Company, or if applicable, its successor, such does not, within thirty (30) days following the receipt of the written notice described in the foregoing clause, fully and completely restore the Executive to the position he would have been in had such event not occurred. The events referred to in the foregoing definition of Good Reason are as follows:
(A) the Executive’s annual base salary and/or annual bonus is reduced or any other material compensation or benefits arrangement for the Executive is materially reduced (and such reduction is unrelated to the Company’s, a Company’s Affiliate’s or the Executive’s performance);
(B) the Executive’s duties or responsibilities are negatively, and materially changed in a manner inconsistent with the Executive’s position (including status, offices, titles, and reporting requirements) or authority;
(C) the Company or its successor requires the Executive’s work location or residence to be relocated more than 50 miles from its location as of the date the Merger Sale Agreement is executed;
(D) the Company or its successor fails to offer the Executive a position after the Change in Control comparable to that held by the Executive immediately prior to the Change in Control.
     (k) “Gross-Up Payment” has the meaning given to such term in Section 5 below.
     (l) “Incapacity” means: (i) any physical or mental illness or disability of the Executive that prevents him from performing his essential job functions in substantially the manner and to the extent required prior to the commencement of such Incapacity for a period of six (6) consecutive months or an aggregate of six (6) months in any consecutive twelve-month period; or (ii) the death of the Executive.
     (m) “Merger Sale” means the consolidation, merger, or other reorganization of the Company, other than: (i) a consolidation, merger or reorganization of the Company in which holders of Common Stock immediately prior to the earlier of: (A) the Board of Director’s approval of such consolidation, merger or other reorganization; or (B) the date of the stockholders meeting in which such consolidation, merger or other reorganization is approved, continue to hold seventy percent (70%) or more of the outstanding voting securities of the surviving entity immediately after the consolidation, merger, or other reorganization; and (ii) a consolidation, merger or other reorganization which is effected pursuant to the terms of a Merger Sale Agreement which provides that the consolidation, merger or other reorganization contemplated by the Merger Sale Agreement will not constitute a Change in Control for purposes of this Agreement.
     (n) “Merger Sale Agreement” means an agreement in which the Company agrees to a Merger Sale.
     (o) “Payment” has the meaning given such term in Section 5 below.
     (p) “Underpayment” has the meaning given to such term in Section 5(d) below.
     (q) “Voting Stock” means securities of the Company entitled to vote in the elections of directors.
2. Term Of Agreement. This Agreement shall commence on the date first set forth above and, subject to the provisions of Section 14 below, shall remain in effect until the earlier of: (a) the first anniversary of a Change in Control; (b) the termination of the Executive’s employment by reason of the Executive’s Incapacity; or (c) the termination of the Executive’s employment for any reason prior to a Change in Control.
3. Obligations Of The Company Upon A Change In Control. (a) Upon the occurrence, prior to the termination of this Agreement as provided for by Section 2 above, of any Change in Control other than a Change in Control described in Section 1(h)(iii), the Executive shall be entitled to receive the following payments and benefits from the Company:
(i)	the restrictions imposed upon the sale, transfer or other conveyance of any restricted stock held by the Executive pursuant to the terms of any restricted stock agreement or any other plan or agreement shall terminate;

(ii)	any and all compensation which is payable at a time and in a manner which constitutes a “deferral of compensation” within the meaning of U.S. Treasury Regulation §1.409A-1(b)(1) shall be paid to the

Executive in one lump sum payment within thirty (30) days following the occurrence of a Change in Control;

(iii)	as currently provided for by the Gibraltar Industries, Inc. Management Stock Purchase Plan, the amount required to be paid to the Executive with respect to restricted stock unit awards credited to the Executive’s Account under the terms of the Management Stock Purchase Plan shall be paid to the Executive in one lump sum payment on the date the Change in Control occurs;

(iv)	any options and stock appreciation rights held by the Executive shall vest and become fully exercisable and any other equity based incentive compensation awards held by the Executive, including but not limited to performance unit awards, shall become payable as provided for by the terms of such awards; and

(v)	any common stock of the Company which has not been issued to the Executive under the terms of any long term equity based incentive compensation plan which was adopted by the Board of Directors prior to the date the Change in Control occurs, but which common stock would have been issued to the Executive under the terms of such long term equity based incentive compensation plan if the Change in Control had not occurred and the Executive had met all the applicable performance goals established by the Board of Directors in order to receive such common stock under such long term equity based incentive compensation plan shall, effective as of the date the Change in Control occurs, be issued to the Executive, free and clear of all restrictions on the sale, transfer or conveyance of such common stock.
      (b) Upon the occurrence of a Change in Control described in Section 1(h)(iii), the Executive (or, if applicable, his beneficiary or his estate) shall be entitled to receive the payments and benefits described in Section 3(a) above; provided that: (i) the date on which such payments and benefits are provided to the Executive shall not be later than the end of the thirty (30) day period beginning on the date on which the Change in Control described in Section 1(h)(iii) occurs; and (ii) each payment and/or provision to the Executive of each of the payments and benefits described in Section 3(a) above shall be deemed to be a separate payment for purposes of the short term deferral rules of Section 409A of the Code.
4. Obligations Of The Company Upon Termination Of Employment Following A Change In Control. If a Change in Control described in Section 1(h)(iii) occurs or if the Executive’s employment is terminated by the Company without “Cause” or by the Executive for Good Reason at any time during the one year period immediately following a Change in Control described in Section 1(h)(i), (ii) or (iv), in addition to the payments and benefits which the Executive is entitled to pursuant to Section 3 above: (a) within ten

(10) days following the termination of the Executive’s employment, the Executive shall be paid the amount of any of the regularly scheduled installments of his annual base salary which were due to be paid for the period ending with the date the Executive’s employment is terminated to the extent that such payments are unpaid as of the end of such ten (10) day period; and (b) the Company shall pay to the Executive in one lump sum payment no later than the end of the thirty (30) day period beginning on the date the Change in Control described in Section 1(h)(iii) occurs or the date the Executive’s employment is terminated by the Company without “Cause” or by the Executive for Good Reason (whichever the case may be), an amount equal to the sum of: (i) the Executive’s accrued and unpaid vacation pay determined as of the date the Executive’s employment is terminated; and (ii) an amount equal to the Executive’s Annual Compensation defined in Section 1(c) above. For purposes of this Agreement, each of the payments required to be made pursuant to the preceding provisions of this Section 4 shall be deemed to be a separate payment for purposes of the short term deferral rules of Section 409A of the Code.
5. Gross-Up Payment. (a) Notwithstanding anything in this Agreement to the contrary, in the event it is determined that any payment or distribution by the Company to or for the benefit of the Executive, under this Agreement or otherwise (a “Payment”), would be subject to the Excise Tax, then the Company shall pay the Executive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes and including any Excise Tax, imposed upon the Gross-Up Payment) the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.
     (b) Subject to the provisions of Section 5(c) hereof, all determinations required to be made under this Section 5, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by any nationally recognized firm of certified public accountants (the “Accounting Firm”) which shall provide detailed supporting calculations to the Company and the Executive within 60 business days following the occurrence of a Change in Control. If the Accounting Firm has performed services for the entity that caused the Change of Control or any of its Affiliates, the Executive may select an alternative accounting firm from any nationally recognized firm of certified public accountants. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with an opinion that he has substantial authority not to report any Excise Tax on his federal income tax return. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. When calculating the amount of the Gross-Up Payment, the Executive shall be deemed to pay:
(i)	Federal income taxes at the highest applicable marginal rate of Federal income taxation for the calendar year in which the Gross-Up Payment is to be made; and

(ii)	any applicable state and local income taxes at the highest applicable marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year.
     (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive knows of such claim. The notification shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim for at least thirty days after the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:
(i)	give the Company any information reasonably requested by the Company relating to such claim;

(ii)	take such action in connection with contesting such claim as the Company reasonably requests in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(iii)	cooperate with the Company in good faith in order to effectively contest such claim; and

(iv)	permit the Company to participate in any proceedings relating to such claim;
provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest. The Company shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 5(c), the Company shall control all proceedings taken in connection with such contest. The Company, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim. The Company may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall pay the amount of such payment to the Executive and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties, imposed with respect to such payment and with respect to any imputed income with respect to such payment; and provided, further that any extension of the statue of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. The Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
     (d) As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm, it is possible that Gross-Up Payments which should have been made will not have been made (“Underpayment”). In the event that the Company exhausts it remedies pursuant to Section 5(c), and the Executive is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment and the Company shall promptly pay the Executive the amount of such Underpayment.
     (e) If, after the Company has paid a claim pursuant to Section 5(c) the Executive becomes entitled to a refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 5(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon by the taxing authority after deducting any taxes applicable thereto). The amount of such payment shall be considered part of the Gross-Up Payment and subject to gross-up for any taxes (including interest or penalties) associated therewith.
     (f) The Gross-Up Payment shall be paid to the Executive no later than the Executive’s taxable year following the taxable year of the Executive in which the Excise Taxes with respect to which the Gross-Up Payment is payable are paid by the Executive.
6. At-Will Employment; Withholding. (a) The Company and the Executive acknowledge that the Executive’s employment is and shall continue to be at-will, as defined under applicable law. If the Executive’s employment terminates for any reason, including without limitation any termination prior to a Change in Control, the Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be available in accordance with the Company’s established employee plans and policies at the time of such termination.
     (b) All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.
7. Non-Compete Period. (a) If the Executive’s employment is terminated during the one year period following a Change in Control, the Executive agrees that during the one-year period following such termination, he will not, and will cause each of his Affiliates not to, for any reason whatsoever, directly or indirectly, either individually or as an owner, partner, officer, director, manager, employee, lender, consultant or adviser or otherwise, engage in any Competitive Business anywhere in the United States of America. The ownership by the Executive of up to 2% of any class of securities of any company which has a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, shall not constitute a breach of this covenant.
     (b) The parties acknowledge and agree that damages in the event of a breach of any of the provisions of this Section 7 would be difficult, if not impossible, to ascertain and it is therefore agreed that the Company (or its successor), in addition to and without limiting any other remedy or right it may have, shall have the right to an injunction or other equitable relief in any court of competent jurisdiction enjoining any such breach. The Executive further agrees that the Company (or its successor) shall not be required to post a bond or other security in connection with the issuance of any such injunction.
     (c) Notwithstanding anything in this Section 7 to the contrary, if at any time, in any judicial proceeding, any of the restrictions stated in this Section 7 are found by a final order of a court of competent jurisdiction to be unreasonable or otherwise unenforceable under circumstances then existing, the Executive and the Company agree that the period, scope or geographical area, as the case may be, shall be reduced to the extent necessary to enable the court to enforce the restrictions to the extent such provisions are allowable under law, giving effect to the agreement and intent of the parties that the restrictions contained herein shall be effective to the fullest extent permissible. The Executive agrees that the restrictions contained in this Section 7 are reasonable in all respects. The provisions of this Section 7 shall survive the term of this Agreement.
8. Nondisclosure. The Executive shall not (other than in the good faith performance of his services to the Company or its Affiliates before termination of employment) disclose or make known to anyone other than employees of the Company and its Affiliates, or use for the benefit of himself or any other person, firm, operation, or entity unrelated to the Company, any knowledge, information, or materials, whether tangible or intangible, belonging to the Company, about the products, services, know-how, customers, business plans, or financial, marketing, pricing, compensation, and other proprietary matter relating to the Company. Promptly upon the termination of the Executive’s employment with the Company, the Executive shall deliver to the Company any and all confidential information in his possession. The provisions of this Section 8 shall survive the term of this Agreement.
9. Successors. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance reasonably satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession will be a breach of this Agreement and entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to had the Company terminated the Executive for any reason other than Cause or Incapacity on the succession date (and assuming a Change in Control had occurred prior to such succession date).

10. Non-Assignability. This Agreement is personal in nature and neither of the parties shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations under it, except as provided in Section 8. Without limiting the foregoing, the Executive’s right to receive payments under this Agreement shall not be assignable or transferable, whether by pledge, creation of a security interest, or otherwise, other than a transfer by his or her will or by the laws of descent or distribution, and, in the event of any attempted assignment or transfer by the Executive contrary to this Section, the Company shall have no liability to pay any amount so attempted to be assigned or transferred.
11. Notice Of Termination. In the event that, following a Change in Control, the Company terminates the Executive’s employment for Cause or the Executive terminates his employment with the Company for Good Reason, the party terminating such employment shall send notice to the other party given in accordance with Section 11 below, within thirty (30) days of the date of such termination of Employment. The notice shall be in writing and shall (i) state the specific termination provision in the Agreement relied upon and (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under such provision.
12. Notices. For the purpose of this Agreement, notices and all other communications provided for shall be in writing and shall be deemed to have been given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, or by nationally recognized overnight courier addressed as follows:
     If to the Executive:
Paul M. Murray
3556 Lakeshore Road
Buffalo, NY 14219
     If to the Company:
Gibraltar Industries, Inc.
3556 Lakeshore Road
Buffalo, NY 14219
or to such other address as either party may have furnished to the other in writing. Notices of change of address shall be effective only upon receipt.
13. Governing Law. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of New York without reference to principles of conflict of laws.
14. Settlement of Disputes; Arbitration. If there has been a Change in Control and any dispute arises between the Executive and the Company as to the validity, enforceability, and/or interpretation of any right or benefit afforded by this Agreement such dispute shall be resolved by binding arbitration proceedings in accordance with the rules of the American Arbitration Association. The arbitrators shall presume that the rights and/or benefits afforded by this Agreement that are in dispute are valid and enforceable and that the Executive is entitled to such rights and/or benefits. The Company shall be precluded from asserting that such rights and/or benefits are not valid, binding, and enforceable and shall stipulate before such arbitrators that the Company is bound by all the provisions of this Agreement. The burden of overcoming by clear and convincing evidence the presumption that the Executive is entitled to such rights and/or benefits shall be on the Company. Punitive damages shall not be awarded. The results of any arbitration shall be conclusive on both parties and shall not be subject to judicial interference or review on any ground whatsoever, including without limitation any claim that the Company was wrongfully induced to enter into this Agreement to arbitrate such a dispute. The Company shall pay or reimburse the Executive for legal fees and expenses incurred as a result of any dispute resolution process entered into by the Executive to enforce this Agreement.
15. Survival of Certain Obligations. Notwithstanding anything to the contrary contained in Section 2 above, if a Change in Control occurs and, prior to the first anniversary of the Change in Control, the Executive becomes entitled to payment of any amount or provision of any benefits provided for by Sections 3, 4, 5 or 14 above, the Company’s obligation to pay the Executive any such amounts or provide the Executive any such benefits shall survive until all such amounts and benefits have been paid or provided to the Executive.
16. Miscellaneous. (a) This Agreement contains the entire understanding with the Executive with respect to its subject manner and supersedes any and all prior agreements or understandings, written or oral, relating to the subject matter. No provisions of this Agreement may be amended unless such amendment is agreed to in writing signed by the Executive and the Company.
     (b) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
     (c) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same Agreement.
     (d) The captions of this Agreement are not part of its provisions and shall have no force or effect.
     (e) If and to the extent that any provision of this Agreement would result in the payment or deferral of compensation in a manner which does not comply with the provisions of Section 409A of the Code and the Treasury regulations promulgated thereunder, such provisions shall, to the maximum extent possible, be construed and interpreted in a manner which will cause such provisions to be implemented in a manner which complies with the applicable requirements of Section 409A and the Treasury regulations promulgated thereunder so as to avoid subjecting the Executive to taxation under Section 409A(a)(i)(A) of the Code. If any payment provided for by this Agreement could, as a result of the period of time within which such payment is required to be made, be paid to the Executive in one of two consecutive taxable years of the Executive, the Executive shall have no right to determine the taxable year in which such payment is made.
          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year first above set forth.

GIBRALTAR INDUSTRIES, INC.

By:	/s/ Henning Kornbrekke		/s/ Paul M. Murray

	Name:	Henning Kornbrekke	Name: Paul M. Murray
	Title:	President